FOR IMMEDIATE RELEASE:

ZAGG Incorporated’s Common Shares Approved for Trading
Under the Symbol ZAGG

Salt Lake City, UT - July 25, 2007 ZAGG Inc, (OTCBB:ZAGG), also DBA ShieldZone Corporation, a designer and manufacturer of clear protective coverings and accessories for electronic devices, is pleased to announce today that its common shares have been approved for trading in the Over-The-Counter Bulletin Board Market, which is sponsored by the National Association of Securities Dealers (NASD). Shares of the company's common stock will begin trading today, July 25, 2007, with the new company symbol ZAGG.

Robert G. Pedersen, II, Company President and CEO said, “This listing represents another important milestone for ZAGG and its shareholders, and we are very pleased to now be able to give our customers and supporters the opportunity to invest in ZAGG and the invisibleSHIELD™ product line. The company plans to continue expanding its invisibleSHIELD™ line in the U.S. and internationally through focused implementation of our business plan. The future is bright, and we have a solid team of professionals internally and in the public sector to support ZAGG’s incredible growth rate.”

Prior to ZAGG Inc. Mr. Pedersen was a co-owner and executive manager for Del Sol, LC, a Utah-based international specialty retailer of apparel and accessories, where he implemented the in-line retail store model. With Mr. Pedersen’s expertise in management and marketing, Del Sol grew from a start-up to now more than 80 stores worldwide. Additionally, Robert created and was the director of DelSol.com, Del Sol's Internet presence. He also started an Internet payment processing company called PayTeck.

About ZAGG Inc:
ZAGG Inc designs, markets, and sells protective coverings called the invisibleSHIELD™ for consumer electronic and hand-held devices primarily in the United States and Europe. The patent-pending invisibleSHIELD™ is made from a protective, high tech film covering, for iPods, laptops, cell phones, PDAs, watch faces, gaming devices, digital cameras, and other items. Currently ZAGG offers over 1,000 designs with a lifetime replacement warranty through online channels, re-sellers, college bookstores, Mac stores and mall kiosks. The company plans to increase its product lines to offer an expanded array of invisibleSHIELD™ products for other industries as well as other electronic accessories, including an exclusive line of iPod accessories. For more information please visit the company’s web sites at www.ZAGG.com and www.invisibleSHIELD.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission.

Company Contact:

Brandon O’Brien, CFO
(801) 263-0699
brandon@zagg.com

Investor Contact:

Catalyst Financial Resources, LLC
Connie Schadewitz
(877) 276-2467
connie@catalystresearch.com
Aimee Boutcher
(503) 757-4017
aimee@catalystresearch.com